UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 12b-25


                           NOTIFICATION OF LATE FILING


                             SEC FILE NUMBER 0-5613




(Check one): [ ] Form 10-K   [ ] Form 11-K    [ ] Form 20-F    [X]  Form 10-Q


For Period Ended:          June 30, 2000


[  ]   Transition Report on Form 10-K   [  ]  Transition Report on Form 10-Q
[  ]   Transition Report on Form 20-F   [  ]  Transition Report on Form N-SAR
[  ]   Transition Report on Form 11-K


For the Transition Period Ended:______________________________________________


     Read  Instructions  (on back page) Before  Preparing Form.  Please Print or
Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



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Part I - Registrant Information

REXX ENVIRONMENTAL CORPORATION
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Full name of registrant

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Former name if applicable

445 Park Avenue
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Address of Principal Executive Office (Street and Number)

New York, New York 10022
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City, State and Zip Code


Part II - Rule 12b-25 (b) and (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

     [ ]    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X]    (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ]    (c) The accountant's statement or other exhibit required by
                Rule 12b-25(c) has been attached if applicable.


Part III - Narrative

     State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     As a result of a delay in obtaining the necessary financial information, the registrant is unable to file its Form 10-Q in a timely manner.






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Part IV - Other Information

     (1) Name and telephone number of person to contact in regard to this notification

     Arthur L. Asch            (212)                    750-7755
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      (Name)                (Area Code)            (Telephone Number)


     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                     [X ]  Yes         [  ]  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                     [  ]  Yes         [X ]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         REXX ENVIRONMENTAL CORPORATION
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                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:      August 14, 2000                By:/s/ Arthur L. Asch
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                                               Arthur L. Asch
                                               Chairman of the Board and
                                               Chief Executive Officer



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     INSTRUCTION.  The  form  may  be  signed  by an  executive  officer  of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If
the  statement  is  signed  on  behalf  of  the   registrant  by  an  authorized
representative   (other   than   an   executive   officer),   evidence   of  the
representative's authority to sign on behalf of the registrant shall be filed with the form.




                                    ATTENTION
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Intentional misstatements or omissions of fact constitute Federal Criminal
Violations (See 18 U.S.C. 1001).
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